Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 1, 2023, with respect to the consolidated balance sheets of Perspective Therapeutics, Inc. (formerly known as Isoray Inc.) as of December 31, 2022 and June 30, 2022 and 2021, and the related consolidated statements of operations and stockholders’ equity, and cash flows for the six-month period ended December 31, 2022 and each of the three years ended June 30, 2022, and the related notes (collectively, the “financial statements”), incorporated herein by reference.

/s/ Assure CPA, LLC

Spokane, WA
August 8, 2023